--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported): January 21, 1999.



                        CYPRESS SEMICONDUCTOR CORPORATION
             (Exact name of registrant as specified in its charter)



          DELAWARE                     1-10079                   94-2885898
      (State or other                (Commission               (IRS Employer
      jurisdiction of               File Number)            Identification No.)
       incorporation)



                             3901 NORTH FIRST STREET
                         SAN JOSE, CALIFORNIA 95134-1599
                     --------------------------------------
                     Address of principal executive offices



                                (408) 943-2600
                     --------------------------------------
              Registrant's telephone number, including area code

--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS

     (a)  Description of the Transaction

On January 21, 1999, Cypress Semiconductor Corporation ("Cypress" or the "Company"), IC WORKS, Inc. ("IC WORKS") and CY Acquisition Corporation, a wholly owned subsidiary of the Company, entered into an Agreement and Plan and Reorganization (the "Merger Agreement") pursuant to which the Company will acquire IC WORKS. A copy of the Merger Agreement is attached hereto as Exhibit 2.1.

Under the terms of the merger, up to 13,700,000 shares of Cypress common stock will be exchanged for all outstanding shares of IC WORKS stock and applied towards options, warrants and other rights to acquire IC WORKS stock. Each share of IC WORKS stock issued and outstanding immediately prior to the closing of the merger will be canceled and converted automatically into a number of shares of Cypress common stock computed in accordance with the Merger Agreement.

The Merger Agreement provides that at the closing of the merger each issued and outstanding option, warrant or right to purchase IC WORKS stock, whether or not exercisable, will be assumed by Cypress. Each stock option and warrant will continue to have the same terms and conditions as it had immediately prior to the closing of the merger, except that the number of shares of Cypress common stock into which it is exercisable and its exercise price will be adjusted according to the same manner as the conversion of IC WORKS stock into Cypress common stock.

The merger will not be completed unless the conditions contained in the Merger Agreement are met including (i) the approval of the Merger Agreement by holders of at least 90% of the outstanding capital stock of IC WORKS, (ii) receipt of an opinion of the Company's accountants concurring with the Company's management conclusion that no conditions exist related to Cypress that would preclude Cypress from accounting for the merger as a pooling of interests and (iii) the absence of a material adverse change of the Company or IC WORKS. Some of these conditions may be waived by the company entitled to assert the condition.

In connection with the merger, ten percent (10%) of the number of shares of the Company's common stock issuable in respect of the IC WORKS stock at the closing of the merger will be placed in escrow with U.S. Bank Trust, N.A. for up to one year. Each IC WORKS shareholder will be deemed to have contributed into the escrow fund in proportion to the aggregate number of shares of the Company common stock that such shareholder would otherwise have been entitled under the Merger Agreement. The escrow fund will be available to compensate the Company for any losses as a result of any inaccuracy in the representations or warranties of IC WORKS contained in the Merger Agreement or any failure to comply with any covenant contained in the Merger Agreement.

The Merger Agreement may be terminated (i) by mutual agreement of the parties thereto, (ii) if the merger is not completed on or before June 30, 1999 or (iii) if certain other specified events occur before June 30, 1999. Pursuant to the Merger Agreement, in the event of the termination of the Merger Agreement pursuant to its terms, IC WORKS shall receive a loan from Company in an aggregate principal amount of $10,000,000 (the "Loan Amount") pursuant to a promissory note (the "Note") which bears interest at a rate of 4.64% per annum, compounded annually. To secure IC WORKS' and the Company's obligations in the event of termination of the Merger Agreement, the Loan Amount and the Note have been placed in escrow which is governed by the terms of an Escrow Agreement among the Company, the escrow agent and IC WORKS.

The Company and IC WORKS intend the merger to be accounted for as a pooling of interests.

IC WORKS designs, develops and markets a family of mixed-signal integrated circuits used for applications in the personal computer ("PC") motherboard, PC peripheral/Internet device, and wireless and cable communications markets. IC WORKS currently supplies two major types of products using proprietary Phase Lock Loop technology: frequency timing generators, commonly known as "clocks," and radio frequency synthesizers. These products synchronize various integrated circuits in a system by creating reference timing signals. These signals act like the heartbeat of a system, enabling data flow between various subsystems. IC WORKS' clocks are used in personal computers, workstations, servers, routers, printers, date storage devices, and digital cameras. Radio frequency synthesizers are used in high frequency applications like wireless local loop equipment, wireless local area networks, cable modems, and digital set-top boxes.

IC WORKS' products incorporate technology to address the increasing complexity of computing and communications systems, which require an ever greater number of precisely controlled reference timing signals. IC WORKS' spread spectrum technology provides suppression of these systems' electromagnetic interference ("EMI"). EMI disrupts the operations of cellular phones, televisions, radios, and other devices. IC WORKS' Phase Lock Loop architecture enables control of jitter (the variation of the period of a fixed frequency waveform, which serves as a measure of the stability and crispness of the signal) and skew (the arrival time difference among reference signals that should be operating synchronously). Failure to control jitter or skew within tight parameters reduces overall system speed and performance, and potentially causes system malfunctions. In addition, IC WORKS' BiCMOS process technology enables it to provide high frequency products for demanding applications such as servers and workstations.

IC WORKS outsources all of its wafer fabrication manufacturing to third-party wafer foundries. After wafer fabrication at IC WORKS' independent wafer foundries, wafers are sent to assembly vendors to be packaged. IC WORKS is a California corporation and currently leases approximately 36,000 square feet of office, manufacturing and research and development space in San Jose, California. As of December 31, 1998, IC WORKS had approximately 130 employees.

See Item 7(a) below for IC WORKS historical financial information.

(b)   Risks Related to the Merger.

This Report contains forward-looking statements that involve known and unknown risks and uncertainties. The matters set forth below are cautionary statements identifying important factors with respect to such forward-looking statements, including risks and uncertainties that could cause Cypress' actual results to differ materially and adversely from those in such forward-looking statements. The forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.


INTEGRATING TWO COMPANIES IS A DIFFICULT TASK

The merger will not achieve its anticipated benefits unless Cypress successfully combines its operations with those of IC WORKS and integrates the two companies' products in a timely manner. Integrating Cypress and IC WORKS will be a complex, time consuming and expensive process and may result in revenue disruption if not completed in a timely and efficient manner. Prior to the merger, Cypress and IC WORKS have operated independently, each with its own business, business culture, customers, employees and systems. Following the merger, the combined company must operate as a single organization utilizing common (1) information and communication systems, (2) operating procedures, (3) financial controls and (4) human resource practices, including benefit, training and professional development programs. There may be substantial difficulties, costs and delays involved in integrating Cypress and IC WORKS. These difficulties, costs and delays may include:

- Distracting management from the business of the combined company;

- Potential incompatibility of business cultures;

- Perceived and potential adverse changes in customer service standards, business focus or service offerings available to customers;

- Potential inability to successfully coordinate the research and development and sales and marketing efforts;

- Costs and delays in implementing common systems and procedures, including financial accounting systems;

- Costs and inefficiencies in delivering services to the customers of the combined company;

- Inability to obtain the consents of third parties required because of the merger;

- Inability to retain and integrate key management, technical sales and customer support personnel; and

- Conflicts among distributors and manufacturers' representatives.

Any one or all of the factors identified above may cause increased operating costs, lower than anticipated financial performance or the loss of customers and employees. The failure to integrate Cypress and IC WORKS will have a material adverse effect on the business, financial condition and results of operations of the combined company.

THE NUMBER OF SHARES OF CYPRESS COMMON STOCK TO BE ISSUED IN THE MERGER IS FIXED

As of the time of the merger, Cypress will issue up to 13,700,000 shares of its common stock, subject to certain limitations and adjustments, which will be exchanged for all of the outstanding stock of IC WORKS and applied towards all of the outstanding options and warrants to purchase stock of IC WORKS. Because the number of shares of Cypress common stock to be exchanged in the merger is fixed, it will not increase or decrease due to fluctuations in the market price of Cypress common stock.

THE MERGER WILL RESULT IN SUBSTANTIAL EXPENSES

Cypress and IC WORKS estimate that direct transaction costs of the merger will result in aggregate pre-tax expenses to Cypress and IC WORKS of approximately $3.0 million, primarily relating to the fees of financial advisors, attorneys and accountants. Although the companies do not believe that the direct transaction costs will significantly exceed the aforementioned amount, there can be no assurance that the companies' estimate is correct or that unanticipated contingencies that will substantially increase the costs of combining the operations of the two companies will not occur. Also, the combined entity expects to incur certain costs, which could be material but which cannot reasonably be estimated at the current time, to integrate Cypress and IC WORKS. Such actions may include elimination of duplicative facilities and operations, integration of internal and customer related activities and cancellation and continuation of contractual obligations. In any event, the companies anticipate that costs associated with the merger will negatively impact results of operations in the quarter during which the merger closes. There is no assurance that unanticipated contingencies will not occur that would result in charges in subsequent periods to reflect additional costs associated with the merger.

CYPRESS AND IC WORKS DEPEND ON RETAINING AND INTEGRATING KEY PERSONNEL AFTER THE MERGER

The success of the combined company depends upon the continued service of key management personnel, including certain key management and technical personnel. In addition, the competition to retain and motivate qualified technical, sales and operations personnel is intense. Cypress and IC WORKS have at times experienced, and continue to experience, difficulty recruiting and retaining qualified personnel, particularly design and test engineers in Silicon Valley. We cannot assure you that the combined company can retain its key personnel or attract other qualified personnel in the future. The loss of services of any of the key members of the combined company's management team or its failure to attract other qualified personnel could materially adversely affect the combined company's business, operating results, cash flows and financial condition.

THE MERGER DEPENDS ON GOVERNMENTAL AND REGULATORY APPROVAL

The transaction is subject to antitrust review by either the Federal Trade Commission or the Department of Justice. The merger must also satisfy federal securities laws and applicable laws of the various states. There is a risk that government and regulatory agencies may block or delay implementation of the transaction. Any delay in implementation due to these hurdles could result in lost sales, employee anxiety, and lost focus on continuing businesses.

RISK OF LOSS OF CUSTOMERS

It is common business practice for customers to have a second source or an alternative supplier of critical parts. The combination of Cypress and IC WORKS may allow a competitor to gain an advantage with important customers, if Cypress and IC WORKS are currently the separate suppliers of choice for those customers.

IF THE MERGER DOESN'T QUALIFY AS A POOLING OF INTEREST, THEN CYPRESS' STOCK PRICE COULD DECLINE

The pro forma combined financial results included in this Form 8-K are based on the merger being treated as a pooling of interests under accounting and financial reporting rules. To qualify the merger as a pooling of interests for accounting purposes, IC WORKS, Cypress and their respective affiliates must meet the criteria for pooling of interests accounting established in opinions published by the Accounting Principles Board and interpreted by the Financial Accounting Standards Board and the SEC. If IC WORKS, Cypress or their respective affiliates do not meet the criteria for pooling of interests, the merger will not qualify as a pooling of interests, which would in turn materially and adversely affect Cypress' reported earnings and potentially its stock price.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

      (a)   Financial Statements of Business Acquired.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                 IC WORKS, INC.

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........    7
Consolidated Balance Sheets.................................    8
Consolidated Statements of Operations.......................    9
Consolidated Statements of Shareholders' Equity.............   10
Consolidated Statements of Cash Flows.......................   11
Notes to Consolidated Financial Statements..................   12

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
IC WORKS, Inc.

We have audited the accompanying consolidated balance sheets of IC WORKS, Inc. as of March 31, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of IC WORKS' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IC WORKS, Inc. at March 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.

San Jose, California
September 12, 1998

                                 IC WORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                                   MARCH 31,        DECEMBER 31,
                                                              -------------------   ------------
                                                                1997       1998         1998
                                                              --------   --------   ------------
                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $  1,913   $  2,309     $  8,330
  Accounts receivable, net of allowances of $855 at March
     1997 and $586 at March 1998............................     5,117      9,961       10,263
  Inventories...............................................     5,230      7,307        6,273
  Prepaid expenses..........................................     1,226        273          354
  Other current assets......................................     4,147         --           --
  Assets to be disposed of..................................    14,250      1,153           75
                                                              --------   --------     --------
          Total current assets..............................    31,883     21,003       25,295
Property and equipment, net.................................     6,542      1,118        1,190
Restricted cash.............................................       672         --           --
Other assets................................................     1,787         75          147
                                                              --------   --------     --------
          Total assets......................................  $ 40,884   $ 22,196     $ 26,632
                                                              ========   ========     ========
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 11,358   $  6,192     $  3,760
  Accrued payroll and related liabilities...................     1,143      1,320        1,049
  Other accrued liabilities.................................     2,544      2,741        6,184
  Line of credit............................................     2,058      1,809           --
  Convertible notes payable.................................     2,000         --           --
  Current portion of capital lease obligations..............       857         --           --
  Current portion of notes payable..........................     9,483      1,487          974
  Provision for wafer fabrication assets disposal and
     restructure............................................     2,700      2,820        2,392
                                                              --------   --------     --------
          Total current liabilities.........................    32,143     16,369       14,359
Long-term portion of capital lease obligations..............     1,612         --           --
Long-term portion of notes payable..........................     2,083      1,299          518
Loan payable................................................        --      2,043        2,133
Deferred gain on sale/leaseback transaction.................     3,431         --           --
Provision for wafer fabrication assets disposal and
  restructure...............................................        --      1,329           --
Deferred rent...............................................       245         --           --
                                                              --------   --------     --------
          Total liabilities.................................    39,514     21,040       17,010
Shareholders' equity:
  Convertible preferred stock, no par value:
     Authorized shares -- 20,915 in 1997 and 24,665 in 1998
     Issued and outstanding shares -- 19,236 in 1997 and
      22,736 in 1998........................................    32,366     42,598       42,598
  Common stock, no par value:
     Authorized shares -- 57,000 in 1997 and 1998
     Issued and outstanding shares -- 1,664 in 1997 and
      2,008 in 1998.........................................     1,409      1,352        3,249
  Deferred compensation.....................................      (621)      (167)      (1,152)
  Notes receivable from shareholders........................      (326)      (276)        (276)
  Accumulated deficit.......................................   (31,458)   (42,351)     (34,797)
                                                              --------   --------     --------
          Total shareholders' equity........................     1,370      1,156        9,622
                                                              --------   --------     --------
          Total liabilities and shareholders' equity........  $ 40,884   $ 22,196     $ 26,632
                                                              ========   ========     ========

                            See accompanying notes.

                                 IC WORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                               NINE MONTHS ENDED
                                 YEARS ENDED MARCH 31,            DECEMBER 31,
                            -------------------------------    ------------------
                             1996        1997        1998       1997       1998
                            -------    --------    --------    -------    -------
                                                                  (UNAUDITED)
Net revenues..............  $40,037    $ 41,556    $ 54,129    $38,928    $52,849
Cost of revenues..........   21,977      33,513      36,850     26,071     30,977
                            -------    --------    --------    -------    -------
Gross profit..............   18,060       8,043      17,279     12,857     21,872
Operating expenses:
  Research and
     development..........    8,369      11,212      10,458      7,924      7,130
  Selling, general, and
     administrative.......    5,896       6,365       6,744      5,169      6,471
  Provision for impairment
     of assets and
     restructuring
     costs................       --      17,950       9,882      8,085         --
                            -------    --------    --------    -------    -------
Total operating
  expenses................   14,265      35,527      27,084     21,178     13,601
                            -------    --------    --------    -------    -------
Operating income (loss)...    3,795     (27,484)     (9,805)    (8,321)     8,271
Interest income...........      305         411         176        170         45
Interest and other
  expenses................   (1,283)       (848)     (1,264)    (1,120)      (279)
                            -------    --------    --------    -------    -------
Income (loss) before
  income taxes............    2,817     (27,921)    (10,893)    (9,271)     8,037
Income tax provision......      299          --          --                   483
                            -------    --------    --------    -------    -------
Net income (loss).........  $ 2,518    $(27,921)   $(10,893)   $(9,271)   $ 7,554
                            =======    ========    ========    =======    =======

                            See accompanying notes.

                                 IC WORKS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                     CONVERTIBLE                                          NOTES
                                   PREFERRED STOCK     COMMON STOCK                     RECEIVABLE                      TOTAL
                                   ----------------   ---------------     DEFERRED         FROM       ACCUMULATED   SHAREHOLDERS'
                                   SHARES   AMOUNT    SHARES   AMOUNT   COMPENSATION   SHAREHOLDERS     DEFICIT        EQUITY
                                   ------   -------   ------   ------   ------------   ------------   -----------   -------------
Balance at March 31, 1995........  12,852   $13,605   1,313    $  277     $    --         $(178)       $ (6,055)      $  7,649
  Issuance of Series C preferred
    stock at $5.10 per share, net
    of issuance costs............   2,059    10,136      --        --          --            --              --         10,136
  Issuance of common stock at
    $0.60 per share in exchange
    for notes receivable from
    shareholders.................      --        --     277       167          --          (167)             --             --
  Repurchase of common stock at
    $0.16 -- $0.40 per share.....      --        --     (60)      (12)         --            12              --             --
  Options exercised under stock
    option plan..................      --        --     195        43          --            --              --             43
  Notes receivable from
    employees....................      --        --      --        --          --          (200)             --           (200)
  Repayments of notes receivable
    from shareholders............      --        --      --        --          --             6              --              6
  Deferred compensation..........      --        --      --       955        (955)           --              --             --
  Amortization of deferred
    compensation.................      --        --      --        --         143            --              --            143
  Net income.....................      --        --      --        --          --            --           2,518          2,518
                                   ------   -------   -----    ------     -------         -----        --------       --------
Balance at March 31, 1996........  14,911    23,741   1,725     1,430        (812)         (527)         (3,537)        20,295
  Issuance of Series B preferred
    stock at $3.00 per share, net
    of issuance costs............   2,883     8,625      --        --          --            --              --          8,625
  Issuance of Series C preferred
    stock upon adjustment of
    price from $5.10 per share to
    $3.00 per share..............   1,442        --      --        --          --            --              --             --
  Repurchase of common stock at
    $0.16 -- $0.60 per share.....      --        --    (115)      (52)         --            52              --             --
  Options exercised under stock
    option plan..................      --        --      54        31          --            --              --             31
  Repayments of notes receivable
    from shareholders............      --        --      --        --          --           149              --            149
  Amortization of deferred
    compensation.................      --        --      --        --         191            --              --            191
  Net loss.......................      --        --      --        --          --            --         (27,921)       (27,921)
                                   ------   -------   -----    ------     -------         -----        --------       --------
Balance at March 31, 1997........  19,236    32,366   1,664     1,409        (621)         (326)        (31,458)         1,370
  Issuance of Series D preferred
    stock at $3 per share, net of
    issuance costs of
    $268,000.....................   2,500     7,232      --        --          --            --              --          7,232
  Conversion of convertible notes
    payable into Series D
    preferred stock..............   1,000     3,000      --        --          --            --              --          3,000
  Options exercised under stock
    option plan..................      --        --     344       206          --            --              --            206
  Repayments of notes receivable
    from shareholders............      --        --      --        --          --            50              --             50
  Amortization of deferred
    compensation.................      --        --      --        --         191            --              --            191
  Reversal of deferred
    compensation relating to
    terminated employees.........      --        --      --      (263)        263            --              --             --
  Net loss.......................      --        --      --        --          --            --         (10,893)       (10,893)
                                   ------   -------   -----    ------     -------         -----        --------       --------
Balance at March 31, 1998........  22,736    42,598   2,008     1,352        (167)         (276)        (42,351)         1,156
  Options exercised under Stock
    Option Plan (unaudited)......      --        --     344       259          --            --              --            259
  Deferred compensation
    (unaudited)..................      --        --      --     1,638      (1,638)           --              --             --
  Amortization of deferred
    compensation (unaudited).....      --        --      --        --         653            --              --            653
  Net income (unaudited).........      --        --      --        --          --            --           7,554          7,554
                                   ------   -------   -----    ------     -------         -----        --------       --------
Balance at December 31, 1998
  (unaudited)....................  22,736   $42,598   2,352    $3,249     $(1,152)        $(276)       $(34,797)      $  9,622
                                   ======   =======   =====    ======     =======         =====        ========       ========

                            See accompanying notes.

                                 IC WORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               NINE MONTHS ENDED
                                                                  YEARS ENDED MARCH 31,           DECEMBER 31,
                                                              ------------------------------   ------------------
                                                                1996       1997       1998       1997      1998
                                                              --------   --------   --------   --------   -------
                                                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...........................................  $  2,518   $(27,921)  $(10,893)  $ (9,271)  $ 7,554
Adjustments to reconcile net income to net cash and cash
  equivalents provided by (used in) operating activities:
  Provision for impairment of assets and restructuring
    costs...................................................        --     17,950      4,952      3,155        --
  Depreciation and amortization.............................     2,285      2,596      2,461      1,937       574
  Recognition of deferred gain on sale of assets............       (26)    (1,384)    (3,431)    (3,431)       --
  Amortization of deferred compensation.....................       143        191        191        143       649
  Changes in assets and liabilities:
    Accounts receivable.....................................    (4,866)     3,013     (4,844)    (3,312)     (302)
    Inventories.............................................    (1,824)    (2,015)    (2,077)      (954)    1,034
    Prepaid expenses........................................      (367)       (78)     1,024        813       (81)
    Other current assets....................................    (3,182)      (965)     4,147      4,147        --
    Accounts payable........................................     5,985      3,556     (5,166)    (5,516)   (2,432)
    Accrued payroll and related liabilities.................       934       (622)       177        735      (271)
    Other accrued liabilities...............................     1,859        169        240      1,037     3,443
    Deferred rent...........................................        --         --       (245)      (245)       --
    Provision for Fab disposal and restructure..............        --         --      1,449        336    (1,710)
                                                              --------   --------   --------   --------   -------
Net cash and cash equivalents provided by (used in)
  operating activities......................................     3,459     (5,510)   (12,015)   (10,426)    8,458
INVESTING ACTIVITIES
Acquisition of property and equipment.......................    (9,120)   (27,976)    (1,498)    (1,450)     (676)
Proceeds from sale of assets................................     1,104      6,514     12,606     12,572     1,161
Restricted cash.............................................    (8,613)     7,941        601        672        --
Other assets................................................      (192)    (1,483)     1,712      1,657       (72)
                                                              --------   --------   --------   --------   -------
Net cash and cash equivalents provided by (used in)
  investing activities......................................   (16,821)   (15,004)    13,421     13,451       413
FINANCING ACTIVITIES
Proceeds from (payments on) line of credit..................        --      2,058       (249)     1,311    (1,809)
Proceeds from issuance of convertible notes payable.........        --      2,000      1,000      1,000        --
Proceeds from issuance of notes payable.....................     2,087      9,698      2,000      2,000        --
Repayments of research and development funding..............      (570)      (870)        --         --        --
Proceeds from issuance of preferred stock...................    10,136      8,625      7,232      7,232        --
Proceeds from option exercises..............................        43         31        206        119       253
Proceeds from repayment of notes receivable from
  shareholders..............................................         6        149         50         50        --
Payments under license agreement............................      (300)        --         --         --        --
Principal payments under capital lease obligations..........    (2,126)    (1,359)    (2,469)    (2,219)       --
Payments under notes payable................................      (312)    (1,650)    (8,780)    (8,688)   (1,294)
Issuance of notes to shareholders...........................      (200)        --         --         --        --
                                                              --------   --------   --------   --------   -------
Net cash and cash equivalents provided by (used in)
  financing activities......................................     8,764     18,682     (1,010)       805    (2,850)
                                                              --------   --------   --------   --------   -------
Net increase (decrease) in cash and cash equivalents........    (4,598)    (1,832)       396      3,830     6,021
Cash and cash equivalents at beginning of year..............     8,343      3,745      1,913      1,913     2,309
                                                              --------   --------   --------   --------   -------
Cash and cash equivalents at end of year....................  $  3,745   $  1,913   $  2,309      5,743   $ 8,330
                                                              ========   ========   ========   ========   =======
SUPPLEMENTAL SCHEDULES OF CASH FLOW INFORMATION
Cash transactions:
  Cash paid for interest, including capitalized interest....  $    364   $    809   $  1,122   $    989   $   280
  Cash paid for income taxes................................  $    828   $      4   $     --   $     --   $   354
Noncash transactions:
  Issuance of common stock in exchange for notes receivable
    from shareholders, net of repurchased stock.............  $    155   $    (52)  $     --   $     --   $    --
  Conversion of note payable and preferred note.............  $     --   $     --   $  3,023   $  3,023   $    --
  Deferred compensation related to issuance of stock
    options.................................................  $    955   $     --   $     --   $     --   $ 1,638

                            See accompanying notes.

                                 IC WORKS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

 1. ORGANIZATION AND BUSINESS ACTIVITIES

IC WORKS, Inc. (IC WORKS) was incorporated in the state of California in February 1992 and commenced operations on May 15, 1992. The Company designs, manufactures, and markets its own integrated circuits, primarily for use in the personal computer, workstation, and communication markets worldwide and, through March 1998, provided foundry services to other semiconductor companies, predominately in the United States. In the fourth quarter of fiscal 1997, IC WORKS decided to sell certain of its wafer fabrication assets due to deteriorating market conditions in the wafer foundry business. In the third quarter of fiscal 1998, IC WORKS sold certain fixed assets related to the foundry business to Maxim Integrated Products (Maxim) and, in the fourth quarter of fiscal 1998, completed its exit from the foundry business. Revenues from the sale of IC WORKS' own integrated circuits comprised the significant majority of IC WORKS' revenues in fiscal 1998.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

The Company operates and reports financial results on a 52 -- 53 week fiscal year ending on the Saturday closest to March 31. The Company's 1996, 1997, and 1998 fiscal years and first nine months of fiscal 1998 and 1999 ended on March 30, 1996, March 29, 1997, and March 28, 1998, and December 27, 1997 and December 26, 1998, respectively. For convenience, the accompanying consolidated financial statements indicate that the fiscal years end on March 31 and nine months end on December 31.

  Basis of Consolidation

The consolidated financial statements include the accounts of IC WORKS and its wholly owned foreign sales corporation. All significant intercompany transactions and balances have been eliminated.

  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Interim Financial Information

The interim financial information as of December 31, 1998 and for the nine months ended December 31, 1997 and 1998 is unaudited but has been prepared on the same basis as the audited financial statements and includes adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of its financial position at such date and its results of operations and cash flows for those periods. Operating results for the nine months ended December 31, 1998 are not necessarily indicative of results that may be expected for any future periods.

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

  Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. The Company classifies all of its investments as available-for-sale in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115). Accordingly, IC WORKS records its investments at their fair value.

At March 31, 1997 and 1998, cash and cash equivalents were primarily invested in checking and in money market accounts.

  Fair Value of Financial Investments

The fair value of cash and cash equivalents approximates cost due to the short period of time to maturity. The fair value of long-term debt is based on quoted market prices or pricing models using current market rates. No consideration is given to liquidity issues in valuing debt.

  Inventories

Inventories are valued at the lower of cost or market. Cost is computed on a standard cost basis, which approximates actual cost on a first-in, first-out basis. Inventories were as follows:

                                                   MARCH 31,
                                                ----------------   DECEMBER 31,
                                                 1997      1998        1998
                                                ------    ------   ------------
                                                                   (UNAUDITED)
Raw materials.................................  $  506    $   --      $   --
Work-in-process...............................   3,151     4,225       3,991
Finished goods................................   1,573     3,082       2,282
                                                ------    ------      ------
                                                $5,230    $7,307      $6,273
                                                ======    ======      ======

  Other Current Assets

As of March 31, 1997, other current assets consist of fixed assets that IC WORKS acquired and intended to refinance under operating leases. In connection with management's decision to exit the foundry services business (see Note 3), IC WORKS successfully negotiated the return of this equipment to its vendors. These assets were returned to their vendors subsequent to March 31, 1997. Therefore, the assets have been classified as current assets.

  Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of three to five years. Assets held under capital leases are recorded at the initial present value of payments under the capital leases and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

A portion of IC WORKS' property and equipment has been acquired under capital leases that expire over terms of four to five years. The capital lease agreements require IC WORKS to pay property taxes, insurance, and normal maintenance costs.

  Impairment of Long-Lived Assets

The Company has recorded charges in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of " (FAS 121), which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. (See Note 3 for discussion regarding impairment of assets.)

  Revenue Recognition

Revenues from the sale of tangible products to customers other than distributors are recognized upon shipment. Certain of IC WORKS' sales are made to distributors under agreements that allow certain rights of return. Accordingly, IC WORKS defers recognition of sales to distributors until the merchandise is sold by the distributors.

  Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). Under FAS 109 the liability method is used to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Concentrations of Credit Risk

Financial instruments that potentially subject IC WORKS to concentrations of credit risk consist principally of investments and trade receivables. The Company places its investments with high-credit quality counterparties and, by policy, limits the amounts of credit exposure to any one counterparty based on IC WORKS' analysis of that counterparty's relative credit standing.

A majority of IC WORKS' trade receivables are derived from sales to original equipment manufacturers and distributors in the computer industry with the remainder spread across various other industries. In fiscal 1996, Cirrus Logic, Xilinx, Weikeng Industrial Co, ESS Technology, and Seagate Technology accounted for 17%, 12%, 12%, 11%, and 10% of revenue respectively. In fiscal 1997 and 1998, Weikeng accounted for 25% and 19% of revenues, respectively. No other customers accounted for more than 10% of revenues in either of the two years.

The Company endeavors to keep pace with the evolving computer and communications industry and has adopted credit policies and standards intended to accommodate industry growth and inherent risk. Management believes that credit risks are moderated by the

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

diversity of its end customers and geographic sales areas. The Company performs ongoing credit evaluations of its customers' financial condition and requires collateral as deemed necessary.

  Stock-Based Compensation

The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25). The Company's policy is to grant options with an exercise price equal to the value of IC WORKS' stock as estimated by the Board of Directors on the date of the grant. Accordingly, no compensation cost other than the deferred compensation discussed in Note 11 has been recognized in IC WORKS' statements of operations. The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS
123) (see Note 11).

  Recent Accounting Pronouncements

Effective April 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of SFAS 130 has had no impact on the Company's net income (loss) or shareholders' equity. Comprehensive income
(loss) is the same as net income (loss) for all periods reported.

In June, 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires segments to be determined based on how management measures performance and makes decisions about allocating resources. SFAS 131 is effective as of the beginning of the Company's fiscal 1999. The Company is currently evaluating the impact of SFAS 131 on its financial statement disclosures.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. SFAS 133 is effective as of the beginning of the Company's fiscal year 2001. The Company is currently evaluating the impact of SFAS 133 on its financial statements and related disclosures.

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

 3. IMPAIRMENT OF ASSETS AND RESTRUCTURING COSTS

Due to deteriorating market conditions in the wafer foundry business during fiscal 1997, demand for IC WORKS' foundry services declined significantly. As a result of the decreased demand for foundry services and IC WORKS' related cash flow constraints, management decided, in the fourth quarter of fiscal 1997, to pursue the disposal of the six-inch equipment and related leasehold equipment and machinery within its foundry business. As of March 1997, the assets held for sale consisting of building leasehold improvements and related machinery and equipment, had a carrying amount of approximately $29,500,000. The Company estimated the fair value of these assets based on management's estimate of potential proceeds from their sale to be approximately $14,250,000, net of an estimated $300,000 for costs to sell the assets, including commissions and legal and closing costs. As a result, IC WORKS recorded a $15,250,000 charge to its results of operations in the fourth quarter of 1997 representing the excess of the $29,500,000 carrying amount over the $14,250,000 fair value less cost to sell.

In addition, IC WORKS had remaining operating lease commitments for machinery and equipment related to its foundry business, which will not be utilized as a result of IC WORKS' decision to pursue the disposal of certain fixed assets related to the foundry business. In accordance with EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity," IC WORKS recorded a $2,700,000 charge in fiscal 1997, representing the amount of operating lease payments to be made for which no future economic benefit was anticipated. The $2,700,000 representing future cash outlays were made during fiscal 1998.

The aggregate $17,950,000 charge associated with the disposal of certain foundry assets is presented as "provision for impairment of assets and restructuring costs" in the fiscal 1997 consolidated statements of operations.

During fiscal 1997, IC WORKS sold certain fully depreciated five-inch equipment, which resulted in a gain of $4,800,000. As the equipment was subsequently leased back from the buyers, the gains were deferred and are being amortized over the life of the leases (three years). Approximately $1,300,000 of the gain was recognized in income during fiscal 1997. In fiscal 1998, the lease was terminated, and IC WORKS offset the deferred gain against lease exit costs associated with the sale of the foundry.

In the third quarter of fiscal 1998, IC WORKS' Board and management decided to exit the wafer fabrication business completely and focus on becoming a fabless semiconductor company. In November 1997, IC WORKS entered into an agreement with Maxim Integrated Products (Maxim) and various other agreements with other parties to exit the wafer fabrication business through the sale, refinancing, and disposal of all wafer fabrication related assets (fab). Maxim agreed to purchase wafer fabrication assets from IC WORKS and its Fab Partners and also agreed to purchase certain equipment from IC WORKS' lessors (see Note 9) thereby relieving IC WORKS of significant future equipment lease obligations. Maxim also acquired the property that housed the fab from Samsung Semiconductor, Inc. (SSI) as part of the same transaction.

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

The Company and Maxim also entered into an operating agreement that outlined the utilization of and cost-sharing for the facility during the six-month transition period following the sale of the fab assets to Maxim.

While Maxim had acquired most of IC WORKS' owned and leased fab assets and certain related assets, IC WORKS still owned or leased other wafer fabrication assets that were not purchased by Maxim. As such, in connection with the exit of the wafer fabrication business, IC WORKS recorded a provision of approximately $9,900,000 related to impairment of assets held for sale, refinancing of lease agreements (see Note 9), employee severance, and other transaction costs. These agreements with Maxim resulted in a reduction of headcount of approximately 113 foundry employees (most of whom were hired by Maxim). The total expected cash outlay related to this charge was approximately $6,748,000 at March 31, 1998, of which the remaining $4,149,000 is expected to be paid in 1999. As of March 31, 1998 and December 31, 1998, the remaining reserves related to these provisions are summarized as follows (in thousands):

                                              OPERATING               TRANSACTION
                                   ASSET        LEASE     SEVERANCE    AND OTHER
                                WRITE-DOWNS     COSTS       COSTS        COSTS      TOTAL
                                -----------   ---------   ---------   -----------   ------
Fiscal 1998 provision.........    $4,322       $3,615       $207        $1,738      $9,882
Amount utilized...............     4,047           --         29         1,657       5,733
                                  ------       ------       ----        ------      ------
Balance at March 31, 1998.....       275        3,615        178            81       4,149
Amount utilized (unaudited)...       275        1,283        118            81       1,757
                                  ------       ------       ----        ------      ------
Balance of December 31, 1998
  (unaudited).................    $   --       $2,332       $ 60        $   --      $2,392
                                  ======       ======       ====        ======      ======

As of March 1998, the assets to be disposed of for $1,153,000 consists of fab machinery and equipment at its estimated fair value.

In November 1997, IC WORKS also borrowed $2,000,000 from Maxim with interest accruing at 6% per annum. The note and interest are to be repaid at the earlier of: a majority sale of IC WORKS, the consummation of a public offering of IC WORKS' common stock, or four years from the date of the note (November 2001). In addition, IC WORKS entered into a wafer purchase agreement with Maxim that allows IC WORKS to buy BiCMOS wafers from Maxim for a period of up to two years.

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

 4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

                                              MARCH 31,
                                          -----------------   DECEMBER 31,
                                           1997       1998        1998
                                          -------    ------   ------------
                                                              (UNAUDITED)
Machinery and equipment.................  $10,184    $   --      $   --
Computer and office equipment...........    1,838     1,899       2,016
Lab and test equipment..................      744     1,392       1,508
Leasehold improvements..................      282       288         439
                                          -------    ------      ------
                                           13,048     3,579       3,963
Less accumulated depreciation and
  amortization..........................    6,506     2,461       2,773
                                          -------    ------      ------
Property and equipment, net.............  $ 6,542    $1,118      $1,190
                                          =======    ======      ======

 5. SIGNIFICANT AGREEMENTS

During fiscal 1994, the company entered into agreements (I-Line Agreements) with two significant customers to develop certain technology for manufacturing semiconductor wafers. Under the I-Line Agreements, the Company received $2,400,000 in quarterly installments that were contingent upon the completion of specified milestones. Of this amount, it was specified that $480,000 would be retained by the Company and credited toward the cost of development of the technology. The remaining $1,920,000 was to be credited against the purchase of wafers by these two customers at the rate of $75,000 per month each. The amount credited to research and development was $120,000, $0, and $0 in fiscal 1996, 1997, and 1998 respectively.

The I-Line Agreements also provided that the two significant customers will fund the purchase of up to $8,000,000 of certain equipment for the Company through term loans and capital leases in exchange for a portion of the new process capacity and warrants to purchase up to approximately 169,000 shares of common stock of the Company (see Note 11).

During fiscal 1996, IC WORKS entered into agreements with three companies (the Fab Partners). The Fab Partners purchased $10,500,000 of IC WORKS' Series C convertible preferred stock during February and March 1996. Additionally, the Fab Partners agreed to provide certain equipment to IC WORKS. At March 31, 1997, the Fab Partners had provided equipment valued at approximately $32,700,000. The Company agreed to provide the Fab Partners with certain wafer capacity commitments, at a discount below the world market price for comparable foundry wafers, for a period of five years.

In April 1997, IC WORKS, as a result of reduced demand for its foundry services, terminated its agreement to provide two of the three Fab Partners with wafer capacity. The Company concurrently terminated the requirement for these two Fab Partners to purchase a certain portion of wafers from IC WORKS. As a result, IC WORKS issued 2,674,849

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

shares of Series D convertible preferred stock in exchange for $6,000,000 from these two Fab partners, and the conversion of $2,000,000 of promissory notes issued in fiscal 1997.

On July 17, 1997, IC WORKS entered into an agreement (the Forbearance Agreement) with the majority of its lessors and its bank. As part of the November 1997 Maxim fab sale transaction, IC WORKS settled and terminated its Foundry Agreement with TelCom Semiconductor, Inc. (TelCom), and TelCom purchased $1,500,000 of Series D preferred shares on the same terms as the shares sold to the other two Fab Partners in April 1997. A $1,000,000 note issued by IC WORKS to its investors in July 1997 (concurrent with the Forbearance Agreement) was canceled and converted to Series D preferred shares at this time. The Forbearance Agreement with IC WORKS' lessors and other creditors was also terminated at this time.

 6. FOREIGN EXCHANGE LOSS

The Company entered into foreign exchange contracts in order to hedge foreign currency exposures on a purchase of equipment. In fiscal 1997 and 1998, a foreign exchange loss of approximately $570,000 and $33,000, respectively, was recorded in relation to the return of this equipment. The Company did not enter into any other exchange contracts or other hedging activities during the year.

 7. RELATED PARTY TRANSACTIONS

During fiscal 1996, 1997, and 1998, IC WORKS recorded sales of approximately $4,924,000, $525,000, and $2,506,000, respectively, to two customers, of which two directors are also directors of IC WORKS. Of these amounts, $597,000, $0, and $520,000 were outstanding at March 31, 1996, 1997, and 1998, respectively.

For consulting services provided to establish the I-Line Agreements, an affiliate of a member of the Board of Directors was paid $156,000 in fiscal 1995. The obligation was fully amortized at the end of fiscal 1998. The same affiliate was paid $455,000 for arranging the agreements with the Fab Partners (see Note 5), of which $315,000 and $140,000 was paid in fiscal 1997 and 1998, respectively. The same affiliate was paid $752,000 in fiscal 1998 for arranging the Series D preferred financing with IC WORKS' Fab Partners and for the sale for IC WORKS' foundry assets. Two directors of IC WORKS are directors of one of the Fab Partners.

As of March 31, 1997 and 1998, IC WORKS has a loan outstanding to an officer of $50,000 and $50,000, respectively. The loan bears interest at 7%, compounded annually, and is collateralized by certain options to purchase common stock of IC WORKS.

The Company has issued common stock to certain officers of IC WORKS in return for promissory notes. The notes bear interest at rates ranging from 6.33% to 7.81%, compounded semiannually, and are collateralized by the common stock. There were no such notes issued during fiscal 1997 or 1998.

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

 8. DEBT

  Lines of Credit

As of March 31, 1998, IC WORKS had a revolving line of credit from a bank totaling up to $6,500,000, subject to available collateral, which will expire in March 1999. Borrowings are collateralized by certain of IC WORKS' assets and bear interest at 1.75% above the bank's prime rate (approximately 10.25% at March 31, 1998). The line of credit is subject to certain financial covenants and restrictions with which IC WORKS was not in compliance at March 31, 1998; however, the bank has provided a waiver to IC WORKS for such noncompliance. The Company has borrowings outstanding of $1,809,000 and has $3,192,000 available, based on available collateral, under the line of credit as of March 31, 1998. IC WORKS has been in compliance of all financial covenants and restrictions since the date of the noncompliance waiver from the bank through December 31, 1998.

  Notes Payable

The Company has issued promissory notes to two significant customers for $1,444,743 and $300,131, bearing interest at 10% and 7.5%, respectively, and due in August 2000 and July 1999. As of March 28, 1998, approximately $743,000 and $130,000 was outstanding, respectively. The Company has also issued a promissory note to a significant customer for $2,087,000, bearing interest at 6% and due in October 2000. As of March 28, 1998, approximately $1,613,000 was outstanding. Interest and principal payments on these notes are payable annually in arrears.

During fiscal 1998, convertible promissory notes totaling $2,000,000 were converted into Series D preferred stock.

The Company also entered into a settlement agreement with one of its lessors to resolve all disputes that have arisen between them. The Company agreed to pay the lessor $900,000 for the equipment, subject to the lease agreement, after which a clear title of ownership would be transferred to IC WORKS. The Company paid $600,000 in fiscal 1998, and the remaining balance of $300,000 will be paid in fiscal 1999.

Future aggregate maturities (including the Maxim note described in Note 3 and excluding capital lease obligations) are as follows (in thousands):

                FISCAL YEAR ENDING                   TOTAL
                ------------------                   -----
1999...............................................  $1,487
2000...............................................     832
2001...............................................     467
2002...............................................   2,043
2003...............................................      --
                                                     ------
          Total....................................  $4,829
                                                     ======

The Company incurred approximately $620,000, $903,000, $1,155,000 and $280,000 in interest expense in fiscal 1996, 1997 and 1998, and nine months ended December 31, 1998, of which $621,000, $0, and $0, respectively, was capitalized and included in property and equipment, respectively.

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

  Capital Lease Obligations

The Company leases certain property and equipment under capital leases. The property and equipment have been capitalized and are being amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets. Assets capitalized under leases totaled $4,615,000 as of March 31, 1997. Accumulated amortization of these leased assets was $2,669,000 as of March 31, 1997. Amortization expense has been disclosed in the cash flow statement.

  Interest and Other Expenses

Interest and other expenses include a foreign exchange loss of $570,000 (see
Note 6) in fiscal 1997 and a write off of the costs of an aborted initial public offering of $663,000 in fiscal 1996.

 9. COMMITMENTS

Prior to the sale of IC WORKS' wafer fabrication assets to Maxim (see Note 3), IC WORKS leased administrative and manufacturing facilities under a non-cancelable operating lease agreement with SSI that would have expired in 1999. After Maxim had entered into the agreement to buy the SSI facility, IC WORKS entered into a lease with Maxim to continue to utilize its existing administrative facilities for up to one year from the date of the sale of its foundry assets (November 20, 1998). In fiscal 1996, IC WORKS entered into a lease for a test facility that expires in fiscal 1999.

Additionally, IC WORKS leases equipment under non-cancelable operating lease agreements with terms ranging from two to three years. Most of these agreements provide options to either purchase the property or renew the lease at the end of the term. Certain operating agreements of the equipment were renegotiated at the time of the Maxim transaction.

Rental expense under operating leases for the years ended March 31, 1996, 1997 and 1998 was $1,732,000, $3,167,000, and $4,185,468, respectively.

Future minimum rent payments required under the above agreements as of March 31, 1998 are as follows (in thousands):

1999...............................................  $3,155
2000...............................................   2,205
2001...............................................     423
2002...............................................      --
2003...............................................      --
                                                     ------
          Total minimum lease payments.............  $5,783
                                                     ======

As of March 31, 1998, IC WORKS had accrued $3,615,000, included above, relating to operating lease payments to be made for which no future economic benefit is anticipated.

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

10. SHAREHOLDERS' EQUITY

  Convertible Preferred Stock

The holders of Series A, B, C, and D convertible preferred stock are entitled to annual non-cumulative dividends of $0.064, $0.24, $0.24, and $0.24 per share, respectively, when and as declared by IC WORKS' Board of Directors, in preference to any declaration or payment of any dividend on the common stock of IC WORKS. As of March 31, 1998, no dividends had been declared.

Preferred shareholders may convert their shares into common shares at a ratio of
0.5 common shares for each preferred share. Conversion is automatic upon the closing of an underwritten public offering of IC WORKS' common stock. Each share of outstanding preferred stock has voting privileges equal to the number of common shares into which it is convertible.

Upon liquidation, Series A, B, C, and D preferred shareholders are entitled to receive $0.80, $3.00, $3.00, and $3.00 per share, respectively, plus any declared and unpaid dividends.

  Common Stock

At inception, IC WORKS sold 713,000 shares of common stock to the founders of IC WORKS in exchange for notes receivable. The Company has the right to repurchase five-sixths of these shares at the original purchase price upon the occurrence of certain events as defined in the agreements. This right expired prior to March 31, 1998.

The following table summarizes shares of common stock reserved for future issuance by IC WORKS (in thousands):

                                                              1998
                                                             ------
Preferred stock agreements.................................  11,372
1992 stock incentive plan..................................   3,011
Stock option and purchase plans............................     646
Warrant agreements.........................................   1,306
                                                             ------
                                                             16,335
                                                             ======

  Stock Warrants

In connection with certain capital lease agreements, IC WORKS issued warrants to purchase 562,500 shares of Series A preferred stock (convertible into 281,250 shares of common stock) at an exercise price of $0.80 per share. The warrants are exercisable over a period of nine years and expire in May 2001. The $90,000 value assigned to these warrants is reflected as an addition to shareholders' equity and as a reduction of capital lease obligations. The warrant value is being amortized over the four-year capital lease term and was fully amortized as of March 31, 1997.

In connection with the I-Line Agreements, warrants to purchase approximately 123,000 and 46,000 shares of common stock were issued to two significant customers during fiscal 1995 and 1996, respectively. All of the warrants are exercisable over a period of five years

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

beginning in November 1993 at an exercise price of $4.50 per share. The warrants expire in November 1998 and October 2000, respectively, or sooner in the event of an initial public offering. No value has been assigned to these warrants.

In connection with the issuance of Series B preferred stock, in July 1996, approximately 721,000 warrants to purchase shares of common stock were issued (convertible into approximately 360,000 shares of common stock). The warrants have an exercise price of $1.00 and expire on July 13, 1999.

In connection with the sale of IC WORKS' fab assets and the associated investment in Series D preferred shares by TelCom, IC WORKS issued approximately 250,000 warrants to purchase common stock to TelCom. The warrants have an exercise price of $6.00 and expire in October 2002.

In connection with certain operating lease agreements, IC WORKS issued warrants to purchase approximately 245,000 shares of common stock at an exercise price of $4.00 per share. The warrants are exercisable over a period of seven years and expire in January 2004.

  Dividend Policy

The Company has not declared or paid cash dividends on its capital stock. The Company's credit agreements and lease agreements contain financial covenants that prohibit payment of dividends.

11. STOCK OPTION AND PURCHASE PLANS

  1992 Incentive Stock Option Plan

The Company has a stock option plan (the 1992 Option Plan) that provides for the granting of incentive stock options and non-statutory stock options to employees, officers, directors, and consultants of IC WORKS. Incentive stock options are granted with exercise prices not less than fair value, and non-statutory stock options are granted with exercise prices not less than 85% of the fair value of the common stock on the date of grant. Options for a holder of more than 10% of the voting stock of IC WORKS are granted with an exercise price not less than 110% of the fair value of the common stock on the date of grant. Stock options are generally granted with terms of up to ten years and become exercisable over a period of four to five years from the date of grant. The option price is determined by the Board of Directors.

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

The following table summarizes stock option activity:

                                       OPTIONS        OPTIONS OUTSTANDING
                                      AVAILABLE    --------------------------
                                         FOR        NUMBER          PRICE
                                        GRANT      OF SHARES      PER SHARE
                                      ---------    ---------    -------------
                                          (IN THOUSANDS)
Balance at March 31, 1995...........      181          719      $0.16 - $0.40
  Authorized........................    1,025           --           $--
  Granted...........................     (588)         588      $0.60 - $7.00
  Canceled..........................      156         (156)     $0.16 - $7.00
  Exercised.........................       --         (195)     $0.16 - $0.40
                                       ------        -----      -------------
Balance at March 31, 1996...........      774          956      $0.16 - $7.00
  Granted...........................   (1,158)       1,158          $1.00
  Canceled..........................      464         (464)     $0.16 - $7.00
  Exercised.........................       --          (54)     $0.16 - $2.00
                                       ------        -----      -------------
Balance at March 31, 1997...........       80        1,596      $0.16 - $7.00
  Authorized........................    1,600           --           $--
  Granted...........................   (1,544)       1,544          $1.00
  Canceled..........................      608         (608)     $0.16 - $7.00
  Exercised.........................       --         (265)     $0.16 - $1.00
                                       ------        -----      -------------
Balance at March 31, 1998...........      744        2,267      $0.16 - $1.00
  Granted...........................     (856)         856      $1.00 - $3.00
  Canceled..........................      386         (386)     $0.16 - $1.00
  Exercised.........................       --         (340)     $0.16 - $1.00
                                       ------        -----      -------------
Balance at December 31, 1998........      274        2,397      $0.16 - $3.00
                                       ======        =====      =============

As of March 31, 1996, 1997, and 1998, options to purchase approximately 157,000 shares, 413,000 shares, and 615,000 shares, respectively, were exercisable.

Information relating to stock options outstanding under the 1992 Option Plan at March 31, 1998, is as follows:

                                                 OPTIONS OUTSTANDING
                                       ---------------------------------------
                                                         WEIGHTED
                                                          AVERAGE     WEIGHTED
                                           NUMBER        REMAINING    AVERAGE
              RANGE OF                  OUTSTANDING     CONTRACTUAL   EXERCISE
           EXERCISE PRICES             (IN THOUSANDS)      LIFE        PRICE
           ---------------             --------------   -----------   --------
$0.16 - $0.40........................        146         5.5 years     $0.28
$0.60 - $1.00........................      2,121         8.9 years     $0.98
                                           -----
                                           2,267         8.7 years     $0.93
                                           =====

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

                                                   OPTIONS EXERCISABLE
                                                --------------------------
                                                                  WEIGHTED
                                                                  AVERAGE
                   RANGE OF                         NUMBER        EXERCISE
               EXERCISE PRICES                   EXERCISABLE       PRICE
               ---------------                  --------------    --------
                                                (IN THOUSANDS)
$0.16 - $0.40.................................       108           $0.25
$0.60 - $1.00.................................       507           $0.96
                                                     ---
                                                     615           $0.83
                                                     ===

The weighted average fair value of options granted was $1.54 in 1996, $0.22 in 1997, and $0.20 in 1998.

  1995 Directors' Stock Option Plan

In fiscal 1996, IC WORKS adopted the 1995 Directors' Stock Option Plan (the Directors' Plan), which provides for the grant of non-statutory stock options to non-employee directors of IC WORKS. The options become exercisable as to 25% of the total number of shares subject to option on the first anniversary of the date of grant of the option and 25% on each anniversary of the date of the grant of the option. Options are exercisable at the fair market value of common stock on the date of grant of the option and have a term of ten years. The Directors' Plan has a term of ten years. No options were issued under the Directors' Plan in fiscal 1996 and 1997. In fiscal 1998, 150,000 options at a price of $1.00 were granted.

  1992 Stock Purchase Plan

Since inception, IC WORKS operated a stock purchase plan (the 1992 Purchase
Plan), which terminated in October 1995. The 1992 Purchase Plan permitted eligible employees, officers, directors, and consultants of IC WORKS to purchase common stock at a price determined by IC WORKS' Board of Directors, provided that such price was not less than the current fair value of the shares. During fiscal 1997, the Board of Directors amended the 1992 Purchase Plan to change the number of shares of common stock reserved for issuance to 792,000. Under the 1992 Purchase Plan, 277,000 shares of common stock were issued in fiscal 1996 and no shares of common stock were issued in fiscal 1997 and 1998.

The Company has the right to repurchase all or any portion of these shares at the original purchase price upon the occurrence of certain events as defined in the agreements. This right expires ratably over sixty months. As of March 31, 1996, 1997, and 1998, 472,000 shares, 213,000 shares, and 89,000 shares, respectively, were subject to repurchase at an aggregate repurchase price of $226,000, $115,000, and $48,000, respectively.

  1995 Employee Stock Purchase Plan

In Fiscal 1996, the Company adopted the 1995 Employee Stock Purchase Plan (the 1995 Purchase Plan), which permits eligible employees to purchase common stock through payroll deductions that may not exceed 10% of an employees compensation, at a price

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

equal to the lower of 85% of the fair market value of the Company's common stock at the beginning or the end of the offering period. Participation ends automatically on the termination of the employment with the Company. The 1995 Purchase Plan has a term of twenty years. There was no stock issued under the 1995 Purchase Plan in the fiscal 1996, 1997, and 1998.

  Deferred Compensation

The Company recorded a provision for deferred compensation expense of approximately $955,000 and $1,638,000 for the difference between the grant or issuance price and the deemed fair value for financial reporting purposes of certain of IC WORKS' common stock options granted or common stock issued in fiscal 1996 and the nine month period ended December 31, 1998, respectively. These amounts are being amortized over the vesting period of the individual options or stock, generally a period of four to five years. The deferred compensation expense provision was reduced by approximately $263,000 in fiscal 1998, representing the unvested portion of deferred compensation expense for wafer fabrication employees terminated in fiscal 1998 upon the sale to Maxim. Deferred compensation expense, which was recognized, totaled approximately $143,000, $191,000 and $191,000, and $143,000 and $653,000 in fiscal 1996, 1997 and 1998, and the nine month periods ended December 31, 1997 and 1998, respectively.

  Stock-Based Compensation

The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, with the exception of certain options granted during 1996 as discussed above, because the exercise price of IC WORKS' employee stock options equals the fair value of the underlying stock, as determined by the Board of Directors, on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income (loss) is required by FAS 123, which also requires that the information be determined as if IC WORKS has accounted for its employee stock options granted subsequent to March 31, 1995 under the fair value method of this statement. The fair value for options granted in fiscal 1997 and 1998 was estimated at the date of grant using a Black-Scholes multiple option pricing model with the following weighted average assumptions: a risk-free interest rate of approximately 6.0% in 1996, 1997, and 1998, a dividend yield of 0.0%, a volatility factor of zero, and a weighted average expected life of the option of four years in 1997 and 1998, respectively.

For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options vesting periods. Had compensation cost for IC WORKS' 1992 Option Plan been determined based on the fair value of the options at the grant dates using the Black-Scholes model as provided by FAS 123, IC WORKS' net

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

income (loss) for the years ended March 31, 1996, 1997 and 1998 would have been as follows (in thousands):

                                           1996       1997        1998
                                          ------    --------    --------
Net income (loss):
  As reported...........................  $2,518    $(27,921)   $(10,893)
  Pro forma.............................  $2,508    $(28,142)   $(11,196)

The pro forma amounts reflect compensation expenses related to fiscal 1996, 1997, and 1998 option grants only. The effects on pro forma disclosures of applying FAS 123 are not likely to be representative of the effects of pro forma disclosures of future years as, in future years, the annual compensation expense will increase due to the expense associated with future grants.

12. CONTINGENCIES

  Legal Matters

The Company is involved in a number of claims arising in the ordinary course of business. Should any of these claimants file suit, IC WORKS will vigorously defend itself in these matters, and based on the inherent uncertainties of litigation, should the outcome of any of these actions be unfavorable, IC WORKS may be required to pay damages and other expenses, which could have a material adverse effect on IC WORKS' financial position, results of operations, or cash flows.

13. EMPLOYEE BENEFIT PLANS

The Company has a retirement savings plan (the Plan), which provides for voluntary salary deferral contributions on a pretax basis in accordance with
Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the Plan, all employees may elect to defer, in the form of contributions to the Plan, up to 15% of the total compensation that would otherwise be paid to the employee, not to exceed a statutory prescribed annual limit. Employee contributions are held and invested by the Plan's trustees for the benefit of the Plan's participants. The contributions are fully vested and nonforfeitable. The Board of Directors may direct IC WORKS to make discretionary contributions to the Plan. No discretionary contributions were made in fiscal 1996, 1997, or 1998.

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

14. INCOME TAXES

The income tax provision consists of the following (in thousands):

                                                           MARCH 31,
                                                     ----------------------
                                                     1996     1997     1998
                                                     -----    -----    ----
Federal:
  Current..........................................  $ 558    $(282)    $--
  Deferred.........................................   (282)     282     --
                                                     -----    -----     --
                                                       276       --     --
State:
  Current..........................................     23       --     --
                                                     -----    -----     --
Total..............................................  $ 299    $  --     $--
                                                     =====    =====     ==

Due to operating losses and the inability to recognize an income tax benefit therefrom, there is no provision for income taxes for 1997 or 1998.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of IC WORKS' deferred tax liabilities and assets are as follows (in thousands):

                                                        MARCH 31,
                                                   --------------------
                                                     1997        1998
                                                   --------    --------
Deferred tax assets:
  Net operating loss carry-forwards..............  $  1,800    $ 11,315
  Tax credit carry-forwards......................     1,447       1,827
  Capitalized research and development costs.....        76         829
  Inventory valuation accounts...................     2,126       2,163
  Depreciation and amortization..................     6,987         853
  Reserves and accruals..........................       770         839
  Other..........................................       251         210
                                                   --------    --------
Total deferred tax assets........................    13,457      18,036
Valuation allowance..............................   (13,457)    (18,036)
                                                   --------    --------
Total net deferred tax assets....................  $     --    $     --
                                                   ========    ========

As of March 31, 1998, IC WORKS has federal and state net operating loss carry-forwards of $32,000,000 and $9,000,000, respectively, and approximately $1,100,000 of tax credit carry-forwards for both federal and state purposes. The net operating loss and tax credit carry-forwards will expire beginning in the years 2002 through 2012, if not utilized.

The valuation allowance increased by $11,547,000 and $4,579,000 in 1997 and 1998, respectively. Management has determined, based on IC WORKS' history of prior operating earnings and losses and its expectations for the future, that a full valuation allowance for deferred tax assets should be provided.

                                 IC WORKS INC.

    (INFORMATION AS OF AND FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 1997
                             AND 1998 IS UNAUDITED)

Utilization of the net operating loss and tax credit carry-forwards may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

15. SEGMENT INFORMATION

The Company conducts its business within one industry segment. Revenues from export sales, primarily to Asia and Europe, represented 40%, 74%, and 73% of the total revenues in fiscal 1996, 1997, and 1998, respectively.

16. SUBSEQUENT EVENTS (UNAUDITED)

On January 21, 1999, the Company announced the signing of a definitive agreement for IC WORKS, Inc to merge with Cypress Semiconductor Corporation (Cypress). The agreement provides for Cypress to issue up to 13.7 million shares in exchange for all outstanding stock and options and warrants of IC WORKS. The merger is intended to be accounted for as a pooling of interests. The closing is subject to regulatory approvals, IC WORKS shareholder approval, and other customary conditions to closing. Until this transaction is finalized, both companies shall operate as separate entities.

      (b)   Pro Forma Financial Information.

The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the merger, using the pooling of interests method of accounting.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma condensed combined financial statements including the notes thereto are qualified in their entirety by reference to and should be read in conjunction with, the respective historical consolidated financial statements and notes thereto of Cypress incorporated by reference in this Form 8-K and the historical consolidated financial statements and notes thereto of IC Works included herein. The unaudited pro forma information neither includes nor assumes any benefits from cost or operational savings resulting from the merger.

The unaudited pro forma condensed combined balance sheet as of September 28, 1998 gives effect to the merger as if it had occurred on September 28, 1998, and combines the unaudited consolidated balance sheet of Cypress as of September 28, 1998 and the unaudited consolidated balance sheet of IC WORKS as of September 26, 1998.

The unaudited pro forma condensed combined statements of operations for all periods presented give effect to the merger as if it had occurred on January 2, 1995. The fiscal years of Cypress and IC WORKS are different. Cypress expects that upon consummation of the merger, IC WORKS will change its fiscal year end to coincide with that of Cypress. For the purpose of the unaudited pro forma condensed combined statements of operations for the fiscal years 1995, 1996 and 1997, IC WORKS' consolidated statement of operations for the fiscal years ended March 30, 1996, March 29, 1997 and March 28, 1998 have been combined with Cypress' consolidated statements of operations for the fiscal years ended January 1, 1996, December 30, 1996 and December 29, 1997, respectively. IC WORKS' consolidated statement of operations for the nine month periods ended September 27, 1997 and September 26, 1998 have been combined with Cypress' consolidated statements of operations for the nine months ended September 29, 1997 and September 28, 1998, respectively. Accordingly, IC WORKS' results of operations for the three months ended March 28, 1998 have been included in the unaudited pro forma condensed combined statements of operations for the fiscal year ended December 29, 1997 and the nine months ended September 28, 1998.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               REFLECTING CYPRESS
                       AFTER GIVING EFFECT TO THE MERGER
                               SEPTEMBER 28, 1998
                                 (IN THOUSANDS)

                                                              PRO FORMA    PRO FORMA
                                       CYPRESS    IC WORKS   ADJUSTMENTS   COMBINED
                                       --------   --------   -----------   ---------
Current Assets:
  Cash and short term investments....  $185,573   $ 2,946     $     --     $188,519
  Accounts receivable................    63,712    12,344           --       76,056
  Inventories........................    58,063     8,496           --       66,559
  Other current assets...............    43,937       852           --       44,789
                                       --------   --------    --------     --------
          Total current assets.......   351,285    24,638           --      375,923
Property and equipment...............   364,371       893           --      365,264
  Other assets.......................   105,219       203           --      105,422
                                       --------   --------    --------     --------
          Total assets...............  $820,875   $25,734     $     --     $846,609
                                       ========   ========    ========     ========
Current Liabilities:
  Accounts payable...................  $ 57,350   $ 6,544     $     --     $ 63,894
  Accrued liabilities................    37,668     9,453        3,000       50,121
  Deferred income on sales to
    distributors.....................    11,696       852           --       12,548
                                       --------   --------    --------     --------
          Total current liabilities..   106,714    16,849        3,000      126,563

Convertible subordinated notes.......   170,000        --           --      170,000
Other long-term debt.................     6,736     3,333           --       10,069
Deferred income taxes................    36,070        --           --       36,070
                                       --------   --------    --------     --------
          Total liabilities..........   319,520    20,182        3,000      342,702
Commitments and contingencies
Stockholders' equity:
  Common stock.......................   274,867     1,558       42,598      319,023
  Convertible preferred stock........        --    42,598      (42,598)          --
  Retained earnings..................   226,488   (38,604)      (3,000)     184,884
                                       --------   --------    --------     --------
          Total stockholders'
             equity..................   501,355     5,552       (3,000)     503,907
                                       --------   --------    --------     --------
          Total Liabilities and
             Stockholders' Equity....  $820,875   $25,734     $     --     $846,609
                                       ========   ========    ========     ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                               REFLECTING CYPRESS
                       AFTER GIVING EFFECT TO THE MERGER
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                      FISCAL YEAR ENDED            NINE MONTHS ENDED
                                ------------------------------   ---------------------
                                JAN. 1,    DEC. 30,   DEC. 29,   SEPT. 29,   SEPT. 28,
                                  1996       1996       1997       1997        1998
                                --------   --------   --------   ---------   ---------
Revenues......................  $636,108   $569,941   $598,485   $445,868    $ 409,321
                                --------   --------   --------   --------    ---------
Costs and expenses
  Costs of revenues...........   298,137    338,687    393,769    288,208      313,486
  Research and development....    80,036     95,546    104,300     77,899       80,254
  Marketing, general and
     administrative...........    77,169     70,666     82,026     60,505       67,941
  Restructuring costs.........    17,800     10,932      9,882     17,950       66,896
                                --------   --------   --------   --------    ---------
  Total operating costs.......   473,142    515,831    589,977    444,562      528,577
                                --------   --------   --------   --------    ---------
Operating income (loss).......   162,966     54,110      8,508      1,306     (119,256)
Interest expense..............    (7,522)    (7,743)    (8,461)    (5,723)      (8,548)
Interest and other income.....     8,757      9,217     13,092     10,026        8,312
                                --------   --------   --------   --------    ---------
Income (loss) before income
  taxes.......................   164,201     55,584     13,139      5,609     (119,492)
Provision (benefit) for income
  taxes.......................   (59,206)   (30,476)    (5,613)    (9,623)      14,195
                                --------   --------   --------   --------    ---------
Net income (loss).............  $104,995   $ 25,108   $  7,526   $ (4,014)   $(105,297)
                                ========   ========   ========   ========    =========
Net income (loss) per share
  Basic.......................  $   1.18   $   0.28   $   0.08   $  (0.04)   $   (1.02)
  Diluted.....................  $   1.00   $   0.25   $   0.07   $  (0.04)   $   (1.02)
Shares used in per share
  calculation
  Basic.......................    88,657     90,029     99,860     98,268      102,990
  Diluted.....................   104,624    102,132    107,580     98,268      102,990

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

NOTE (1) PRO FORMA BASIS OF PRESENTATION

Since the fiscal years of Cypress and IC WORKS differ, the financial statements of IC WORKS have been recast for the most recently completed fiscal year of Cypress and are presented for the 12-month period ended December 29,1997. The periods combined for purposes of the unaudited pro forma condensed combined financial statements are as follows:

                    CYPRESS                                IC WORKS
                    -------                                --------
    Fiscal year ended December 29, 1997      Fiscal year ended March 28, 1998
    Fiscal year ended December 30, 1996      Fiscal year ended March 29, 1997
    Fiscal year ended January 1, 1996        Fiscal year ended March 30, 1996
    Nine months ended September 28, 1998     Nine months ended September 26, 1998
    Nine months ended September 29, 1997     Nine months ended September 27, 1997

IC WORKS' results of operations for the three month period ended March 28, 1998 have been included in the unaudited pro forma results of operations for the year ended December 29, 1997 and the nine month period ended September 28, 1998. Revenues and net loss for the three month period ended March 28,1998 were $15.2 million and $1.6 million, respectively.

These unaudited pro forma condensed combined financial statements assume the issuance of 13,332,000 shares of Cypress common stock and options and warrants in exchange for IC WORKS common stock, preferred stock, options and warrants outstanding as of September 26, 1998 in connection with the merger, based on an exchange ratio for each class of stock outstanding at that date:

Number of shares of Cypress common stock exchanged.........  13,332,000
Number of shares of Cypress common stock outstanding at
  September 28, 1998.......................................  85,987,000
                                                             ----------
Number of shares of combined company common stock
  outstanding after the completion of the merger...........  99,319,000
                                                             ----------

The actual number of shares of Cypress common stock to be issued will be determined at the closing of the merger based on IC WORKS' capitalization at that date.

NOTE (2) UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

Cypress and IC WORKS estimate they will incur direct transaction costs of approximately $3,000,000 associated with the merger, consisting primarily of transaction fees for attorneys, accountants, financial printing and other related charges. These nonrecurring transaction costs will be charged to operations as incurred. These charges have been reflected in the unaudited pro forma condensed combined balance sheet but have not been included in the unaudited pro forma condensed combined statements of operations. Also, the combined entity expects to incur certain costs, which could be material but which cannot reasonably be estimated at the current time, to integrate Cypress and IC WORKS. Such actions may include elimination of duplicative facilities and operations; integration of internal and customer related activities and cancellation and continuation of contractual obligations.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS (CONTINUED)

It is expected that following the merger , the combined company will incur significant additional costs or charges, which are not currently reasonably estimable, to reflect costs associated with integrating the two companies. These costs or charges have not been reflected in the unaudited pro forma condensed combined balance sheet or statements of operations as such costs cannot be accurately estimated at this time pending finalization of certain operating decisions by management as to the manner and timing of consolidating the operations. There can be no assurance that the combined company will not incur additional merger-related costs or charges or that management will be successful in its efforts to integrate the operations of the two companies.

NOTE (3) UNAUDITED PRO FORMA NET INCOME (LOSS) PER SHARE

The following table reconciles the number of shares used in the pro forma per share calculations to the numbers set forth in Cypress and IC WORKS historical statements of operations:

                SHARES USED IN PRO FORMA PER SHARE CALCULATIONS
                                 (IN THOUSANDS)

                                               FISCAL YEAR ENDED         NINE MONTHS ENDED
                                          ---------------------------   -------------------
                                          JAN 1,    DEC 30,   DEC 29,   SEPT 29,   SEPT 28,
                                           1996      1996      1997       1997       1998
                                          -------   -------   -------   --------   --------
SHARES USED IN BASIC PER SHARE
  CALCULATIONS
Historical -- Cypress...................   81,748    80,241    87,888    86,887     90,755
Historical -- IC WORKS..................    1,031     1,470     1,607     1,477      1,979
As converted -- IC WORKS(1).............    6,909     9,788    11,972    11,381     12,235
Pro forma combined......................   88,657    90,029    99,860    98,268    102,990
SHARES USED IN DILUTED PER SHARE
  CALCULATIONS
Historical -- Cypress...................   97,309    91,604    94,648    86,887     90,755
Historical -- IC WORKS..................    8,488    10,367    12,957     1,477      1,979
As converted -- IC WORKS(2).............    7,315    10,528    12,932    11,381     12,235
Pro forma combined......................  104,624   102,132   107,580    98,268    102,990

-------------------------
(1) As converted IC WORKS shares used in basic per share calculations include both common and preferred stock outstanding.

(2) Diluted per share calculations do not include options and warrants in periods where their effect is anti-dilutive.

      (c)   Exhibits.

             2.1 Agreement and Plan and Reorganization dated as of January 21, 1999 by and among Cypress Semiconductor Corporation, CY Acquisition Corp. and IC WORKS, Inc., as amended (the "Merger Agreement").

            23.1  Consent of PricewaterhouseCoopers LLP, independent auditors.

            23.2  Consent of Ernst & Young LLP, independent auditors.


            99.1 Escrow Agreement dated as of January 21, 1999 by and among Cypress Semiconductor Corporation, IC WORKS, Inc. and U.S. Bank Trust, N.A.

            99.2  Form of Promissory Note.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     CYPRESS SEMICONDUCTOR CORPORATION



                                     /s/ Emmanuel Hernandez
                                     -------------------------------------------
                                     Emmanuel Hernandez, Vice President of
                                     Finance and Administration
                                     and Chief Financial Officer

                                     Date:  February 12, 1999

                               INDEX TO EXHIBITS

       Exhibit
        Number    Description
       -------    -----------
         2.1      Agreement and Plan and Reorganization dated as of January 21,
                  1999 by and among Cypress Semiconductor Corporation, CY
                  Acquisition Corp. and IC WORKS, Inc., as amended (the "Merger
                  Agreement").

        23.1      Consent of PricewaterhouseCoopers LLP, independent auditors.

        23.2      Consent of Ernst & Young LLP, independent auditors.


        99.1 Escrow Agreement dated as of January 21, 1999 by and among Cypress Semiconductor Corporation, IC WORKS, Inc. and U.S.
                  Bank Trust, N.A.

        99.2      Form of Promissory Note.
